EXHIBIT 23.9

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Hyperion Energy, Inc. in Amendment No. 2 to the Registration Statement on Form S-4 of Hyperion Energy, Inc. (Registration No. 333-145739) and any further amendments thereto.

Signature

Date: November 15, 2007	By:	/s/ Jay Schecter
Name: Jay Schecter